SPECIAL STOCKHOLDER MEETING
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A special meeting of stockholders was held on Tuesday, November 7, 2006. The purpose of the meeting was to approve a comprehensive rewriting and updating of the Company's corporate charter. All of the proposed charter amendments were approved by the stockholders. The results of the voting on the eight proposals were as follows:

                                                             For      Against   Abstain
                                                          ---------- --------- ---------
Proposal 1 -- Purpose of the Company..................... 49,540,644 5,129,444 1,379,302

Proposal 2 -- Classification, designation, etc., of stock 48,157,962 6,401,838 1,489,588

Proposal 3 -- Stockholder voting......................... 47,815,151 6,703,051 1,531,184

Proposal 4 -- Stockholder election of directors.......... 48,104,483 6,290,312 1,654,590

Proposal 5 -- Power to amend bylaws...................... 46,942,610 7,448,398 1,668,694

Proposal 6 -- Quorum for stockholder meetings............ 48,301,556 6,280,923 1,466,905

Proposal 7 -- Determinations by the Board................ 48,218,222 6,230,818 1,600,344

Proposal 8 -- Miscellaneous conforming amendments........ 47,773,356 6,212,332 2,063,694